Exhibit 99.1

VIVUS, Inc.

2016 Third Quarter Financial Results and Business Update Teleconference

November 9, 2016, 04:30pm EST/01:30pm PST

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2016 third quarter financial results and business update teleconference. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time. If anyone should require operator assistance during the call, you may press * then zero on your touchtone telephone. As a reminder, this teleconference is being recorded.

And now I’ll turn the program over to Mr. Mark Oki, Chief Financial Officer.

Mark Oki  — VIVUS, Inc. - CFO, CAO

Thank you, operator. Good afternoon everyone, and welcome to today’s teleconference. Joining me today is Seth Fischer, VIVUS’ Chief Executive Officer.

During this call, VIVUS will make certain statements that are considering forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict, and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated but such forward-looking statements. Investors are advised to read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2015 as filed on March 9th, 2016, and as amended by Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission, such as in the VIVUS Form 10-Q filed earlier today. VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I will now turn the call over to Seth Fischer.

Seth Fischer  — VIVUS, Inc. - CEO

Thank you, Mark. Good afternoon, and thank you for joining us. On today’s call, I will update you on our business strategy evaluation, provide an update on our avanafil efforts, Qsymia commercialization activities, and provide some perspective on the obesity pharmacotherapy market.

In 2015 and 2016, we made decisions to adjust our operating expenses to reflect the realities of the branded anti-obesity market. These efforts have resulted in reducing our operating expenses, excluding cost of goods sold, from over $131 million in 2014 to $43 million for the first three quarters of 2016. These decisions have significantly reduced our cash usage, providing us with the opportunity to explore additional value-creating activities and assets as we reshape VIVUS’ business model.

Earlier this year, we engaged an advisor to assist us in an evaluation of our business strategy, most importantly a strategy for the U.S. commercialization rights for Stendra. In late December 2015, Auxilium notified us of their intention of returning Stendra U.S. and Canadian commercial rights to us effective June 30, 2016, which was mutually extended to September 30, 2016.

The first announcement to arise out of this effort was our license and commercial supply agreements with Metuchen Pharmaceuticals LLC, signed on September 30th. Under the terms of the license agreement, we received an upfront payment of $70 million, while Metuchen received a fully paid, exclusive license to develop, commercialize and promote Stendra in the U.S., Canada, South America, and India. Metuchen will be responsible for certain royalties due to Mitsubishi Tanabe Pharma Corporation based on net sales. Metuchen is commercializing Stendra through Mist Pharmaceuticals LLC.

Pursuant to the commercial supply agreement, VIVUS will be responsible for the manufacturer and supply of Stendra to Metuchen for a mutually agreed term. For a period of 180 days, Metuchen has the option to assume the manufacturing and supply rights of Stendra for its territories.

Our business strategy review has also outlined the importance of building a diverse company with a pipeline portfolio. We are exploring opportunities to drive stockholder value through identifying commercial and development stage products that leverage our know-how and infrastructure.

We continue to work closely with Menarini, our commercial alliance partner in Europe, Australia and New Zealand, and Sanofi, our commercial alliance partner in the Middle East, Africa and the CIS countries, to ensure the supply of avanafil and provide assistance with their clinical, regulatory and commercial efforts. Spedra, as avanafil is known in the EU and other parts of the world, is available in Europe at retail pharmacies in 26 countries within the Menarini territory. Menarini has also secured the commercial rights from Mitsubishi Tanabe for certain parts of Asia.  We believe that our partners are well positioned to take advantage of Stendra’s 15-minute of onset, the high selectivity, resulting in lower side effects and ability to be taken with food and drink that uniquely addresses unmet needs among the patients being treated with competitive products. We are exploring our options to maximize the value of Stendra commercial rights to territories we have yet to partner, specifically Mexico and Central America.

On June 20, 2016, we received notice from Hetero USA Inc. that it had filed an abbreviated new drug application, or ANDA, with the FDA for generic versions of all strengths of Stendra tablets. The notice from Hetero included a Paragraph IV certification with respect to all of the patents listed for Stendra in the FDA’s Orange Book on the date of the Company’s receipt of the notice. A Paragraph IV certification is a certification by a generic applicant that patents covering the branded products are invalid, unenforceable, or will not be infringed by the manufacture, use or sale of the generic product.

On July 27th, under provisions of the Hatch-Waxman Act, we filed a patent infringement suit against Hetero. With this filing, a stay of approval of up to 30 months will be imposed by the FDA on Hetero’s ANDA. We intend to vigorously enforce our intellectual property rights, but we cannot predict the outcome of this matter.

In the third quarter of 2016, the U.S. anti-obesity pharmaceutical market declined by 5% when compared to the second quarter of 2016, while the branded anti-obesity segment, including Qsymia, declined by 11%. On June 3rd, we launched our upgraded Qsymia patient savings offer to bring more new patients into the brand and support their weight loss effort for the long term. In the new program, all new patients are eligible to receive a $95 benefit at their first prescription of Qsymia. It may be used for a 14-day free trial of the starting dose, or $95 savings for a 30-day supply of any dose. A subsequent monthly savings of $65 will continue for an extended savings benefit of 36 months. Early program results show that 50% of patients are refilling two or more times with an average number of refills at three prescriptions.

Our digital campaign continues to provide potential patients with relevant and compelling Qsymia communications when they are the most motivated to start a weight loss effort. In the third quarter of 2016, consumers increasingly continued to seek out brand information. During this period, organic traffic was up 6%, and referral traffic from third party sites, predominately coupon sites for consumers seeking to enroll in the Qsymia savings program, was up 43% quarter over quarter.

On July 20, the U.S. District Court for the District of New Jersey issued a claim construction, or Markman ruling, governing patent litigation brought by VIVUS against Teva and Dr. Reddy’s. The lawsuits were filed in response to ANDAs filed by both Teva and Dr. Reddy’s. In these applications, Teva and Dr. Reddy’s seek to market and sell a generic version of the currently approved doses of Qsymia capsules prior to the expiration of U.S. patents listed in the FDA’s Orange Book. There are 10 VIVUS patents asserted in the litigation, the last of which expires in 2029.

VIVUS filed the lawsuits on the basis that Actavis and Teva’s proposed generic products — Actavis is now Teva’s agreement and Teva now has the Dr. Reddy agreement. In the ruling the courts adopted VIVUS’ proposed constructions for all but one of the disputed claim terms and adopted a compromised construction that was acceptable to VIVUS for the final claim term. The next phase of the ongoing litigation with Teva will be expert discovery. The Dr. Reddy’s case remains in fact discovery. No trial date has been scheduled in either of these cases.

As we’ve discussed in the past, we have a post-marketing requirement for Qsymia to perform a cardiovascular outcomes trial, or CVOT. To date, there have been no indications throughout the Qsymia clinical development program, nor post-marketing experience, of any increase in adverse cardiovascular events. Given this historical information, along with the established safety profiles of phentermine and topiramate, we continue to believe that Qsymia poses no true cardiovascular safety risk.

Representatives from VIVUS met with the FDA in May 2015 to discuss alternative strategies for obtaining CV outcomes data that would be substantially more feasible and ensure timely collection of data to better inform on the CV safety of Qsymia. As a part of addressing the FDA comments from this meeting, we are now working with cardiovascular and epidemiology experts in exploring alternative solutions to demonstrate the long-term cardiovascular safety of Qsymia. This current effort is focused on the conduct of a retrospective observational study to evaluate CV outcomes associated with Qsymia, phentermine and topiramate.

Although we and consulted experts believe there is no overt signal for CV risk to justify the CVOT, VIVUS is committed to working with FDA to reach a resolution. There is no assurance, however, that FDA will accept any measures short of those specified in the CVOT to satisfy this requirement. As for the EU, even if FDA were to accept alternatives for a traditional CVOT, there would be no assurance that EMA would accept the same.

I will now turn the call back to Mark to discuss our financial results for the quarter ended September 30, 2016. I also refer you to the financial results and recent business updates included in our press release issued earlier today and our quarterly report on Form 10-Q filed earlier today.

Mark Oki  — VIVUS, Inc. - CFO, CAO

Thank you, Seth. Total revenue was $13.4 million in the third quarter of 2016 compared to $24.9 million in the third quarter of 2015. Qsymia net product revenue was $12.3 million and $14.0 million for the third quarters of 2016 and 2015, respectively. These amounts represent approximately 109,000 and 146,000 prescriptions for the third quarters of 2016 and 2015, respectively, of which approximately 64.2% and 62.9% represent either a free or discounted offer. Net revenue per prescription, excluding free trial offers, was approximately $125 and $117 for the third quarters of 2016 and 2015, respectively.

As a reminder, we record revenue for the sale of Qsymia on a sell-through model whereby revenue is recognized when a prescription is dispensed to a patient. As of September 30, 2016, our deferred revenue related to the gross sales of Qsymia was $17.6 million, which represents products shipped to the wholesalers but not yet dispensed to patients.

Avanafil’s supply revenue was nil and $10.1 million for the third quarters of 2016 and 2015, respectively. The variations in supply revenue are the result of the timing of orders placed by our partners and may or may not reflect end user demand for Stendra and Spedra. Avanafil currently has a 48-month expiration date.

Royalty revenue earned on our partner’s net sales of avanafil was approximately $1.1 million and $0.9 million in the third quarters of 2016 and 2015, respectively. As Seth mentioned previously, Metuchen received a fully paid license for Stendra’s U.S. commercial rights, along with Canada, South America and India, and as a result, we will no longer receive royalty revenue from the U.S. sales of Stendra.

Total cost of goods sold was $2.1 million and $11.8 million for the third quarters of 2016 and 2015, respectively. Gross margin percentages as a percentage of net Qsymia product revenue and net avanafil supply revenue, were 83.2% and 51% for the third quarters of 2016 and 2015, respectively. The change in gross margin percentages were primarily due to the sales mix between Qsymia and avanafil during the period.

Total research and development expense was $1.7 million and $1.5 million for the third quarters of 2016 and 2015, respectively. The variance was primarily due to the timing of clinical projects to support our Qsymia post-marketing requirements.

During the third quarter of 2016, we focused our efforts on (1) protocol finalization and conduct of our Qsymia retrospective cohort study, (2) the Qsymia adolescent pharmacokinetic/pharmacodynamic, or PK/PD study enrollment completion, and (3) the protocol development and FDA discussion of our Qsymia adolescent efficacy and safety study. For the fourth quarter of 2016 our focus will be on the data acquisition completion of our Qsymia retrospective cohort study, the Qsymia adolescent PK/PD study, and the protocol finalization with FDA for our Qsymia adolescent efficacy and safety study.

Total selling and marketing expense was $4.4 million and $11.0 million for the third quarters of 2016 and 2015, respectively. The decrease in 2016 was primarily due to the realignment of our sales force, refinement of our marketing and promotional programs, and cost control initiatives implemented in 2015 in our efforts to efficiently commercialize Qsymia.

General and administrative expense was $6.0 million and $6.1 million in the third quarters of 2016 and 2015, respectively. In 2016, our general and administrative costs included Qsymia litigation expense, expenses related to the licensing of Stendra to Metuchen, and expenses related to our business strategy review. Going forward, our general and administrative expenses will fluctuate based on activity within our business strategy review, litigation activity, and other costs.

Cash, cash equivalent, and available-for-sale securities totaled $283.6 million at September 30, 2016, as compared to $241.6 million at December 31, 2015. The increase was primarily due to cash received from Metuchen offset by the cash used in operating activities and debt service requirements.

Yesterday, VIVUS’ board of directors approved an amendment and restatement of VIVUS’ stockholder rights plan originally adopted on March 26, 2007. The amended plan is designed to protect stockholder value by mitigating the likelihood of an ownership change that would result in significant limitations to VIVUS’ ability to use its net operating losses or other cash attributes to offset future income. The amended plan is similar to rights plans adopted by other public companies with significant net operating loss carryforwards.

The amended rights plan provides, subject to certain exceptions, that if any person or group acquires 4.9% or more of VIVUS’ outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing stockholders who hold 4.9% or more of VIVUS’ outstanding common stock as of the date of the amended rights plan would trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of VIVUS’ common stock.

As extended and amended, the rights plan will continue in effect until November 9, 2019, unless earlier terminated or the rights are earlier exchanged or redeemed by the Board of Directors. VIVUS expects to submit the rights plan to a vote at the 2017 Annual Meeting of Stockholders. If the stockholders do not approve the plan at the 2017 Annual Meeting, it will expire at the close of business of the following day.

I now turn the call to Seth for closing comments.

Seth Fischer  — VIVUS, Inc. - CEO

Thank you, Mark. In the third quarter, we continued to reshape VIVUS’ business to build long-term value for our stockholders, a process that we began in 2015. Continuing to control costs and monetizing the Stendra commercial rights in the U.S., Canada, South America and India provides us with the capital to potentially find, acquire and develop additional assets.

Obesity continues to be a healthcare epidemic in the U.S.  and around the world, and Qsymia provides patients and their healthcare providers with a proven first line, once-a-day, therapeutic option. Obese patients using the standard dose of Qsymia, along with diet and exercise, on average lose 10% of their body weight, 24 pounds and 4 inches of their waist. We will continue to evaluate the most efficient method for making Qsymia available to patients and healthcare providers.

The areas of focus for VIVUS for the rest of 2016 and 2017 are to:  continue to efficiently and effectively monetize Qsymia in the U.S. and monetize Qsymia outside of the U.S.; defend our intellectual property rights for Qsymia and Stendra; address and potentially reduce our outstanding debt balances; advance our efforts to address in a cost effective manner the remaining Qsymia regulatory post-marketing requirements; evaluate potential in-licensing opportunities to build our portfolio of products and product candidates; and effectively manage our cost structure. We are now happy to take your questions.

QUESTION AND ANSWER

Operator

(Operator instructions) Please wait while callers queue up for their questions. (Operator instructions)

I show no questions in the queue at this time. I now turn the call back to our presenter.

Seth Fischer  — VIVUS, Inc. - CEO

Thank you, operator. And thank all of you for calling in today. We look forward to updating you in the future.

Operator

Ladies and gentlemen, this concludes today’s conference. Thanks for your participation, and have a wonderful day. You may all disconnect.